ENOVA CORPORATION
               1998 DEFERRED COMPENSATION AGREEMENT
                       FOR NONEMPLOYEE DIRECTORS


     THIS AGREEMENT, made and entered into this _____ day of December, 1997, by and between Enova Corporation or any of its subsidiaries, (hereinafter "Company") and __________________ (hereinafter "Director"), a member of the Board of Directors of Company (hereinafter the "Board"),

                             WITNESSETH:

     WHEREAS, fees are paid to Directors as a retainer; and

     WHEREAS, Director and Company desire that the payment of said fees to Director be deferred, pursuant to the terms and provisions of this Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. This Agreement shall be effective on the first date subsequent to its execution upon which Director's fees would otherwise be payable to Director for service as a member of the Board and shall continue in effect until this Agreement is terminated as provided herein.

     2. Company shall credit to an account on Company's books, in Director's name, that portion of such Director's fees otherwise payable to Director as may be specified by Director on an election form submitted to Company simultaneously with the execution of this Agreement.

     3. There shall be credited to Director's account an additional amount equal to eight and sixty-eight one-hundreths (8.68%) per annum computed on the balance in Director's account as of the end of each month; provided, however, that Company reserves the right to increase or decrease from time to time such amount with respect to amounts to be credited to the account subsequent to the date of such increase or decrease, provided that upon a "change-in-control" (as defined in the Enova Corporation 1986 Long-Term Incentive Plan) the percentage used shall not decrease to less than the last published rate shown in Moody's Average of Yields on Public Utility Bonds for a utility having a rating equivalent to Company.

     4. All amounts credited to Director's account pursuant to paragraphs 2 and 3 hereof shall be paid to Director in a lump sum on the date specified by Director on the Director's election form. In the event of Director's death before any payment due under this paragraph 4 has been paid, such payment due shall be paid in a lump sum to the person specified by the Director on the election form as soon as administratively practicable.

     Notwithstanding the foregoing, a Director (or former Director whose services have terminated, hereinafter referred to in this paragraph as "Director") may, at any time, elect to withdraw all or a portion of the balance in the Director's account prior to the time such amount is otherwise due and payable, subject to a withdrawal penalty (the amount to be withdrawn prior to the application of the withdrawal penalty shall be referred to as the "Gross Withdrawal Amount",

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which may not exceed the balance of the account immediately prior to the withdrawal). The Director shall make this election by filing a written notice with the Committee on a form provided by the Committee. Within thirty days following the Committee's receipt of such notice, an amount equal to 90% of the Gross Withdrawal Amount (less applicable withholding tax) shall be paid to the Director in a cash lump sum. Upon payment of such withdrawal, (a) a withdrawal penalty equal to 10% of the Gross Withdrawal Amount shall be permanently forfeited, and the Company shall have no obligation to the Director or the Director's spouse or beneficiary with respect to such forfeited amount and (b) the Director shall be ineligible to have any additional bonus or base compensation amounts credited to the Director's account pursuant to this Agreement (or any subsequent Deferred Compensation Agreement) for the balance of the calendar year of withdrawal and the subsequent calendar year.

     5. No amounts credited to Director's account may be assigned, transferred, encumbered, or made subject to any legal process for the payment of any claim against Director, Director's spouse or beneficiary. In no event shall Director, Director's spouse or beneficiary have the right to recover any fees credited to Director's account other than in accordance with this Agreement.

     6. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and the Director or any other person. To the extent that any person acquires a right to receive payments from Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Company.
Title to and beneficial ownership of any assets, whether cash or investments which Company may earmark to pay the deferred compensation hereunder, shall at all times remain assets of Company and neither the Director nor any other person shall, under this Agreement, have any property interest whatsoever in any specific assets of Company.

     7. The existence of this Agreement shall not confer upon any Director any right to continue to serve as a Director for any period of time.

     8. This Agreement may be terminated by Company upon 30 days written notice to the Director. Such termination shall be applicable only with respect to fees payable to Director on and after the first day of the calendar year following the date of termination. Funds previously deferred and credited (and income earned on such funds) will continue to be governed by the applicable year's director election form and Section 3 of this Agreement.

     9. Director acknowledges that Director has been advised that Director may confer with and seek advice from a tax or financial advisor of Director's choice concerning this deferral. Director further acknowledges that Director has not received tax advice from Company nor has Director relied upon information provided by Company in electing to make this deferral.

     IN WITNESS WHEREOF, this Agreement has been executed on the day and year written above.


NONEMPLOYEE DIRECTOR                COMPANY

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_________________________________  By ____________________________
Signature of Nonemployee Director  Company _______________________
                                   Title _________________________


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